UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 13, 2014

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 13, 2014, Equinix, Inc. (the “Company”) entered into amendment agreements (the “Amendment Agreements”) with each of Deutsche Bank AG, London Branch, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. (the “Counterparties”) to amend the capped call transactions (the “Capped Call Transactions”) that the Company entered into with each of the Counterparties in connection with the issuance of the Company’s 4.75% Convertible Subordinated Notes (the “Notes”). The Amendment Agreements provide that, in lieu of the exchanges of the Notes, described in the Company’s Current Report on Form 8-K filed on May 13, 2014, constituting a termination event under the Capped Call Transactions with respect to a number of call options equal to the number of Notes, in denominations of $1,000 principal amount, being exchanged, such call options (the “Amended Call Options”) will instead remain outstanding. The Amended Call Options have substantially similar terms as the original call options except that (i) the Amended Call Options are European-style call options with an expiration date that corresponds to the maturity date of the Notes, (ii) each Counterparty may transfer its rights and obligations under, or in certain limited circumstances terminate all or a portion of, the Amended Call Options, if such Counterparty’s ownership of the Company’s common stock exceeds certain thresholds and (iii) in connection with any dilutive or concentrative event affecting the Company’s common stock, the cap price of the Amended Call Options shall be adjusted pursuant to standard, ISDA based provisions for over-the-counter equity options.

The foregoing description of the Amendment Agreements is a summary and is qualified in its entirety by the terms of the Amendment Agreements, copies of which will be filed as exhibits to the Company’s Form 10-Q for the quarter ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equinix, Inc.

May 19, 2014	By:	/s/ Keith D. Taylor
Name: Keith D. Taylor
Title: Chief Financial Officer